Exhibit 99.1

TENNECO TO CLOSE VITTARYD, SWEDEN, MANUFACTURING PLANT

Lake Forest, Illinois, September 13, 2012 – Tenneco Inc. (NYSE:TEN) announced today that it intends to close its emission control plant in Vittaryd, Sweden in response to weak market conditions throughout the European region, which have negatively impacted the company’s aftermarket emissions control sales.

“We sincerely regret the impact this action will have on our employees at Vittaryd,” said Hari Nair, chief operating officer, Tenneco. “However, declining market conditions require that we consolidate our aftermarket emission control capacity in Europe, which will better align our production with the market and help strengthen our long-term competitiveness.”

Tenneco expects to complete the closure in the third quarter of 2013. The company currently employs about 113 hourly and nine salaried workers at the plant.

The company expects a smooth transition of production to other Tenneco emission control operations in Laval, France; Edenkoben, Germany; Valencia, Spain and Rybnik, Poland, beginning later this year.

The plant closure is subject to consultation with employee works councils. Tenneco expects to take restructuring and related charges in the range of $10 million to $14 million over the next four quarters. These charges include non-cash asset impairments, the cost of relocating tooling, equipment and production to other facilities, severance and retention payments to employees, and other costs related to the closure. The company expects to record non-cash charges of $4 million in the third quarter of 2012 related to this announcement, with the remainder of the charges expected to be recorded over the next three quarters. Tenneco anticipates annual savings of $4 million beginning in late 2013 once this action is complete.

Tenneco is a $7.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 24,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker® and Clevite® Elastomer brand names.

This press release contains forward-looking statements. Words such as “anticipate,” “expects,” “will”, “continue” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) changes in automotive manufacturers’ production rates and their actual and forecasted requirements for the company’s products, including the company’s resultant inability to realize the sales represented by its awarded book of business; (ii) changes in consumer demand and prices, including decreases in demand for automobiles which include the company’s products, and the potential negative impact on the company’s revenues and margins from such products; (iii) the general political, economic and competitive conditions in markets where the company and its subsidiaries operate; (iv)

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workforce factors such as strikes or labor interruptions; (v) material substitutions and increases in the costs of raw materials; (vi) the company’s ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company’s customers and (vii), taking into consideration the outcome of the mandatory union consultation procedures. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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Contacts:

Linae Golla

Investor inquiries

001 847 482-5162

lgolla@tenneco.com

Margie Pazikas

Media inquiries

0032 2 706-9025

mpazikas@tenneco.com

Bill Dawson

Media inquiries

001 847 482-5807

bdawson@tenneco.com